Exhibit 23.1

Consent of Independent Registered Public Accounting Firm—KPMG LLP

The Board of Directors

OpenTV Corp.:

We consent to the incorporation by reference in the registration statements (No. 333-74026, No. 333-52180, No. 333-42892, No. 333-37196, No. 333-102944, No. 333-115373, No. 333-130560, and No. 333-145720) on Form S-8 and (No. 333-115374) on Form S-3 of OpenTV Corp. of our report dated March 30, 2006 except for note 6, as to which the date is March 11, 2008, with respect to the consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows of OpenTV Corp. and subsidiaries for the year ended December 31, 2005, and the related financial statement schedule, which report appears in the December 31, 2007 annual report on Form 10-K of OpenTV Corp.

/s/    KPMG LLP

San Francisco, California

March 11, 2008